Exhibit 10.6

Our Ref: TLO002686

Private and Confidential

03 April 2024

GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.

30 CECIL STREET

# 19-08 PRUDENTIAL TOWER SINGAPORE 049712

Tel:

Attn:

Dear Sir/Madam

We, ETHOZ Capital Ltd are pleased to extend to you the following term loan facility (the ‘Facility’) totaling Singapore Dollars Three Hundred Thousand (S$300,000.00) subject to the following terms and conditions and all other terms and conditions agreed to by you in writing:-

1.	TERM LOAN FACILITY

(a)	Credit Limit	:	Maximum aggregate principal amount of S$300,000.00;

(b)	Tenor	:	60 months;

(c)	Interest Rate	:	4.75% flat p.a. (Effective Interest Rate is 9.43% p.a.) which shall accrue on a daily basis. ETHOZ Capital Ltd may vary the interest rate at any time (and when such rate would be applicable) by notifying you at least 30 days before implementing any changes;

(d)	Guarantee	:	Joint and Several guarantee by:-
1) HEMANT KUMAR BHATT (NRIC No.
2) CHEN JIANGNAN (NRIC No.

(e)	Prepayment	:	A flat rate of 2% is payable upon early redemption of the loan (see Clause 8);

(f)	Cancellation Fee	:	A flat rate of 2% is payable on the facility limit cancelled at any time after acceptance of our offer and prior to drawdown of the facility (see Clause 9);

(g)	Pre-disbursement	:	Prior to disbursement you are required to furnish us with the following:-

			I.	Where the Borrower and/or Guarantor, is a corporate, a copy of your Certificate of Incorporation and Memorandum and Articles of Association/Constitution certified as a true copy by a Director or the Company Secretary; where the Borrower and/or Guarantor, is a limited liability partnership, a copy of your Certificate of Registration and Limited Liability Partnership Partnership Agreement certified as a true copy by a Partner or your confirmation that there is no Limited Liability Partnership Partnership Agreement;
			II.	Where the Borrower and/or Guarantor, is a corporate, a copy of your Board (and, if appropriate, Shareholders’) resolution duly certified as a true copy by two Directors or a Director and the Company Secretary; where the Borrower and/or Guarantor, is a limited liability partnership, a copy of your Partner’s resolution duly certified as a true copy by two Partners;

ETHOZ CAPITAL LTD 30 Bukit Batok Crescent, Singapore 658075 | Tel: 6319 8000 | Fax: 6319 8080 | www.ethozgroup.com

Company Registration No 199508604D

Our Ref: TLO002686

III.	Duly signed Term Loan Facility Agreement;
IV.	Duly signed Deed/s of Guarantee;
V.	The First Instalment of S$6,187.50, Commitment Fee of S$1,500.00, Facility Fee of S$3,000.00 and certified true copies of the NRIC/Passport of all authorized signatories;
VI.	All costs incurred to be borne by Borrower (including without limitation any legal fee, taxes or levy incurred by ETHOZ Capital Ltd in relation to the facility or any other costs incurred);
VII.	Such other documents and evidence as may be required by ETHOZ Capital Ltd and registration of the Security documents, where necessary, with the Registry of Companies and Businesses, Singapore;

Provided always that there is no adverse change in your business, operations, financial condition or any other factors affecting you and/or any of your customers.

2.	PURPOSE

2.1	For business expansion purpose (but ETHOZ Capital Ltd shall not be bound to enquire as to the use or application of the proceeds of the Facility).

3.	REPAYMENT

3.1	You shall pay the term loan together with interest thereon (which shall accrue on a daily basis), in accordance with the payment schedule provided by ETHOZ Capital Ltd to you (as amended, varied, supplemented, modified or replaced by ETHOZ Capital Ltd) from time to time.

4.	AVAILABILITY PERIOD

4.1	Subject to fulfillment of all Conditions under Pre-disbursement [Clause 1 (g)], the Facility shall be available for utilization not later than the date falling three (3) months from the date of this facility letter or such other date as agreed to by ETHOZ Capital Ltd in writing.

5.	DEFAULT INTEREST

5.1	Upon drawdown, if the monthly instalment payable is not paid, you shall pay overdue interest at the rate of 0.0350% per day, subject to a minimum amount of S$80.00 per month. All interest shall accrue from day to day and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

5.2	The interest rate and default interest rate may be varied by ETHOZ Capital Ltd from time to time in its discretion.

6.	NEGATIVE PLEDGE

6.1	You undertake and agree that save for mortgages, charges, pledges, liens or any other encumbrances which are currently subsisting and which have been previously disclosed to ETHOZ Capital Ltd, you shall not, without ETHOZ Capital Ltd’s prior written consent, create or cause to subsist any mortgage, charge, pledge, lien or any other encumbrance whatsoever over the whole or any part of your undertakings and assets whatsoever and wheresoever situate, both present and future.

7.	REVIEW

7.1	Notwithstanding any other provision of this facility letter to the contrary, expressed or implied, ETHOZ Capital Ltd reserves the absolute right to review the Facility from time to time at any time at our absolute discretion. Upon such review of the Facility, ETHOZ Capital Ltd shall have the right to vary the terms of, reduce and/or terminate the Facility (whether actual or contingent) and such reduction, variation, amendment and/or termination shall take effect upon issue of a notice thereof by ETHOZ Capital Ltd to you on such date specified in such notice and nothing contained in this facility letter shall be deemed to impose on ETHOZ Capital Ltd any obligation either at law or in equity to make or continue to make the Facility or any part thereof available to you.

ETHOZ CAPITAL LTD 30 Bukit Batok Crescent, Singapore 658075 | Tel: 6319 8000 | Fax: 6319 8080 | www.ethozgroup.com

Company Registration No 199508604D

Our Ref: TLO002686

7.2	Without prejudice to the generality of Clause 7.1 above, ETHOZ Capital Ltd expressly reserves the right to terminate the Facility at its sole discretion prior to disbursement thereof, by notice in writing to the Borrower. ETHOZ Capital Ltd shall have no liability to the Borrower arising from such termination.

8.	PREPAYMENT

8.1	Partial prepayment of the facility is not allowed.

8.2	You may by giving one (1) month’s prior written notice of the date of the proposed prepayment prepay the Advance and interest thereon in full in accordance with the payment schedule provided by ETHOZ Capital Ltd (as amended, varied, supplemented, modified or replaced by ETHOZ Capital Ltd from time to time), together with such other or additional amounts as may be necessary to compensate the Lender for any costs or losses (including funding losses) directly or indirectly resulting from such prepayment, failing which you shall pay to ETHOZ Capital Ltd a fee of an amount equivalent to the aggregate interest payable on the next one (1) instalment(s).

8.3	You shall pay ETHOZ Capital Ltd a prepayment fee of two per cent (2%) flat on the outstanding principal amount prepaid.

8.4	Any notice of any intended full prepayment shall be irrevocable and you shall prepay in accordance with such notice. Any amount prepaid shall not be available for re-borrowing.

8.5	For the avoidance of doubt, no prepayment shall be made if you are in default of the terms of the Facility.

9.	CANCELLATION FEES

9.1	You shall pay ETHOZ Capital Ltd a cancellation fee of two per cent (2%) flat on the amount of the Facility which is cancelled by you after acceptance of this Facility Letter but before any disbursement or which is deemed by ETHOZ Capital Ltd to have been cancelled, or which is undrawn at the end of the Availability Period.

9.2	You shall indemnify ETHOZ Capital Ltd for any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating funds (acquired to make, maintain or fund the Facility or any part thereof) as a result of the Facility remaining undrawn or partly drawn at the end of the Availability Period.

10.	CROSS DEFAULT

10.1	Your failure to pay interest, principal or any other amount due under any existing agreement/s between you and ETHOZ Capital Ltd, or your failure to observe or perform any of the other terms and conditions of the said agreements, shall constitute a default under this Facility Letter.

11.	CROSS-COLLATERALIZATION

11.1	You agree that the security interest granted (if any) in the security documents as stated herein constitute a first lien on the subject matter of the security hereunder which will be kept free from all other liens, claims, security interests or encumbrances and if there is any other indebtedness outstanding, now existing or hereafter incurred under any other agreement or instrument between yourselves and ETHOZ Capital Ltd. ETHOZ Capital Ltd shall retain the security interest in the subject matter of the security hereunder to secure all such indebtedness until all such indebtedness is satisfied in full and ETHOZ Capital Ltd shall have the right to apply, in any order or priority, any payments received from you against any such indebtedness.

ETHOZ CAPITAL LTD 30 Bukit Batok Crescent, Singapore 658075 | Tel: 6319 8000 | Fax: 6319 8080 | www.ethozgroup.com

Company Registration No 199508604D

Our Ref: TLO002686

12.	OTHER CONDITION(S)

12.1	You shall not incur any losses on a net profit after tax basis for two (2) consecutive financial years.

13.	GOODS AND SERVICES TAX

13.1	It is hereby agreed that any sum payable by you under the Facility shall be exclusive of any applicable Goods and Services Tax, imposition, duty, fees of any kind and levy whatsoever (“Taxes”) which may from time to time be imposed, charged or increased before, on or after the date of this letter by any government, statutory or tax authority. In the event that the Taxes are required by law to be paid on or in respect of any sums payable by or to ETHOZ Capital Ltd relating to this facility letter, the same shall be borne by you, be it of retrospective effect or not, and you shall pay to ETHOZ Capital Ltd on demand the Taxes in addition to all other sums payable to ETHOZ Capital Ltd and ETHOZ Capital Ltd shall be entitled to make any claims against you for reimbursement of the Taxes.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2001

14.1	A person who is not a party to this facility letter shall have no rights under the Contracts (Rights of Third Parties) Act 2001 to enforce any of its terms.

15.	INDEMNITY

15.1	You agree to indemnify ETHOZ Capital Ltd, its officers, directors, agents and employees (the “Indemnified Persons”) on demand at all times against each and every liability (whether civil or criminal), Taxes, loss, charge, claim, proceeding, damage, judgement, enforcement, penalty, fine, costs (including legal costs) and expense of whatsoever nature suffered or incurred by or imposed on any Indemnified Person from time to time in connection with the Term Loan Facility Agreement, this facility letter, any product or strict liability pursuant to the Term Loan Facility Agreement or any other document.

16.	INCONSISTENCY OF TERMS

16.1	In the event of any inconsistency between the terms and conditions of this facility letter (as amended, modified, revised or supplemented from time to time) and the terms and conditions of the Term Loan Agreement to be entered into by you and ETHOZ Capital Ltd, the latter shall prevail, provided always that no inconsistency is deemed to have arisen or shall be treated as having arisen by reason only that matters addressed in the latter are not specifically addressed in the former or vice versa.

We trust that the above terms and conditions are acceptable to you. Please signify your acceptance by signing and returning to us the duplicate of this facility letter together with the relevant Board resolutions within fourteen (14) days from the date hereof, failing which this offer will lapse unless an extension is requested and agreed to by ETHOZ Capital Ltd in writing.

We are pleased to be of service to you and look forward to hearing from you in due course.

Yours faithfully

Authorised Signatory
RELATIONSHIP MANAGER FINANCIAL SERVICES

ETHOZ CAPITAL LTD 30 Bukit Batok Crescent, Singapore 658075 | Tel: 6319 8000 | Fax: 6319 8080 | www.ethozgroup.com

Company Registration No 199508604D

Our Ref: TLO002686

To : ETHOZ Capital Ltd

We hereby accept the Facility on the terms and conditions contained in the foregoing facility letter and on the terms and conditions in ETHOZ Capital Ltd’s Term Loan Agreement to be entered into between ETHOZ Capital Ltd and us and all other terms and conditions agreed to by us in writing.

For and on behalf of GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.

HEMANT KUMAR BHATT
Name of Authorised Signatory(ies)
Date : 16/6/24

To : ETHOZ Capital Ltd

I/We, HEMANT KUMAR BHATT (NRIC No.                   and CHEN JIANGNAN (NRIC No.                  ) hereby confirm my/our consent to the terms and conditions set out in foregoing letter and agree that my/our guarantee to be executed in your favour shall not be prejudiced, diminished or affected or discharged or impaired by any restructure, amendment, modification or variation to the terms and conditions or the pricing under the facility letter or the Deed of Covenants/Term Loan Facility Agreement from time to time, with or without notice to me/us.

HEMANT KUMAR BHATT	CHEN JIANGNAN
(NRIC No.	(NRIC No.
Email:	Email:
Date: 16/5/24	Date: 11/5/24

Prepared by Julia Nguyen on 03/04/2024

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ETHOZ CAPITAL LTD 30 Bukit Batok Crescent, Singapore 658075 | Tel: 6319 8000 | Fax: 6319 8080 | www.ethozgroup.com

Company Registration No 199508604D